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                                                                    EXHIBIT 12
                                                                    ----------

                      TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF
             EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                   (Dollars in millions)


                                             1989      1990      1991      1992      1993
                                            -----     -----     -----     -----     -----
Income (loss) before income taxes
  and fixed charges:
    Income (loss) before cumulative
      effect of accounting changes,
      interest expense on loans,
      capitalized interest amortized,
      and provision for income taxes ...... $ 387     $  14     $(250)    $ 433     $ 755
    Add interest attributable to
      rental and lease expense ............    47        50        43        42        38
                                            -----     -----     -----     -----     -----
                                            $ 434     $  64     $(207)    $ 475     $ 793
                                            =====     =====     =====     =====     =====

Fixed charges:
    Total interest on loans (expensed
      and capitalized) .................... $  38     $  47     $  59     $  57     $  55
    Interest attributable to rental
      and lease expense ...................    47        50        43        42        38
                                            -----     -----     -----     -----     -----
Fixed charges ............................. $  85     $  97     $ 102     $  99     $  93
                                            =====     =====     =====     =====     =====

Combined fixed charges and
  preferred stock dividends:
    Fixed charges ......................... $  85     $  97     $ 102     $  99     $  93
    Preferred stock dividends
     (adjusted as appropriate to a
      pretax equivalent basis) ............    47        36        34        55        29
                                            -----     -----     -----     -----     -----
    Combined fixed charges and
      preferred stock dividends ........... $ 132     $ 133     $ 136     $ 154     $ 122
                                            =====     =====     =====     =====     =====

Ratio of earnings to fixed charges ........   5.1         *<F1>     *<F1>   4.8       8.5
                                            =====     =====     =====     =====     =====

Ratio of earnings to combined
  fixed charges and preferred
  stock dividends .........................   3.3        **<F2>    **<F2>   3.1       6.5
                                            =====     =====     =====     =====     =====

<F1>* Not meaningful.  The coverage deficiency was $33 million in 1990 and $309 million in 1991.

<F2>** Not meaningful.  The coverage deficiency was $69 million in 1990 and $343 million in 1991.
/TABLE
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